Exhibit 4.2

                         NATURAL SOLUTIONS CORPORATION.
            First Amendment to Convertible Debenture due August 2001


US $750,000                                                 August 11, 1999

     WHEREAS, NATURAL SOLUTIONS CORPORATION (the "Company"), a corporation duly organized and existing under the laws of the State of Nevada, for value received, promised to pay to the order of M.G. Robertson or assigns ("Holder"), the sum of Seven Hundred and Fifty Thousand Dollars ($750,000) on August 31, 2001, with interest at ten percent (10%) per annum on the terms and conditions set forth in the Convertible Debenture attached hereto as Exhibit 1 (the "Debenture"), and

     WHEREAS, the Company and the Holder desire to amend the terms of the Debenture on the terms provided herein; and

     WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Debenture;

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

     1. Amendment to Section 1(a). Section 1(a) of the Debenture is hereby amended by the deletion of the entire second sentence, and the substitution therefor of the following sentence: "The Company may at its election pay such interest in cash or in shares of its common stock, each share to be valued at $0.25.

     2. Amendment to Section 3(a). Section 3(a) of the Debenture is amended by the deletion of the Conversion Price of $.75 in the sixth line of such section, and the substitution therefor of a Conversion Price of $0.25 per share.

     3. Relation Back. This Amendment shall be effective as of August 11, 1999, and shall relate back to such date.

     4. Survival of Other Provisions. Except as expressly amended hereby, the Debenture shall remain in full force and effect according to its terms. Nothing herein shall in any way affect the security agreement referenced in Section 2 of the Debenture, which shall remain in full force and effect according to its terms.

     5. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Virginia.


           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of August 11, 1999.


           /s/ M.G. Robertson

           M. G. ROBERTSON


           NATURAL SOLUTIONS CORPORATION


           By: /s/ Jimmy Foshee

           Jimmy Foshee, President

           Attest:

           NATURAL SOLUTIONS CORPORATION


           By: /s/ Louis Isakoff

           Louis A. Isakoff, Secretary